Exhibit 99.(j)

Consent of Independent Registered Public Accounting Firm

We consent to the references to our firm under the captions “Financial Highlights” in the Prospectus and “Custodian and Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information in Post-Effective Amendment No. 33 to the Registration Statement (Form N-1A, No. 33-32763) of Morgan Stanley New York Municipal Money Market Trust, and to the incorporation by reference of our report, dated February 26, 2014, on Morgan Stanley New York Municipal Money Market Trust included in its Annual Report to Shareholders for the fiscal year ended December 31, 2013.

/s/ ERNST & YOUNG LLP

Boston, Massachusetts
April 25, 2014